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Michele Drake
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Sue H. Rataj, Former Energy Executive, to Join Agilent Technologies Board of Directors

SANTA CLARA, Calif., Sept. 15, 2015 - Agilent Technologies Inc. (NYSE: A) today announced that Sue H. Rataj has been elected to the company’s board of directors, effective immediately.

Rataj was chief executive of BP plc’s global petrochemicals business before retiring in April 2011. She was also a group vice president of BP and had held a series of senior management positions.

“We are delighted to welcome Sue to the Agilent board of directors,” said James G. Cullen, Agilent chairman. “Her professional achievements, executive leadership skills and industry knowledge will be extremely valuable to the company’s growth plans. Sue’s insights into both chemical and pharmaceutical markets are particularly relevant as Agilent continues to expand its success in analytical laboratories to life science solutions and diagnostics markets.”

Rataj, then based in Hong Kong, retired from BP in April 2011. In September 2011 she joined the board of Cabot Corp., a specialty chemicals and performance-materials manufacturer, based in Boston, Massachusetts.

In April 2012, Rataj joined the supervisory board of Bayer AG, a manufacturer of pharmaceuticals, plastics, specialty materials and agricultural chemicals, based in Germany.

“I am pleased to be joining the Agilent board of directors, particularly at this exciting time in its growth,” Rataj said. “I have known Agilent through its excellent reputation in chemical analysis markets for many years. The company is now leveraging its success in those markets into new and growing life sciences and diagnostics markets. I am very much looking forward to being a part of the strategic transition in Agilent’s growth and success.”

Rataj graduated from the University of Illinois with a bachelor’s degree in economics and finance. She received her MBA from the Kellogg School of Management at Northwestern University.

About Agilent Technologies

Agilent Technologies (NYSE:A), a global leader in life sciences, diagnostics and applied chemical markets, is the premier laboratory partner for a better world. Agilent works with customers in more than 100 countries, providing instruments, software, services and consumables for the entire laboratory workflow. The company generated revenues of $4.0 billion in fiscal 2014 and employs about 12,000 people worldwide. Agilent marks its 50th anniversary in analytical instrumentation this year. Information about Agilent is available at www.agilent.com.

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